Calculation of Filing Fee Tables

Form S-3

(Form Type)

EVE HOLDING, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	—	—	—	—	—	—
	Equity	Brazilian Depositary Receipts	—	—	—	—	—	—
	Debt	Debt Securities	—	—	—	—	—	—
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	$300,000,000(1)	—(2)	$300,000,000	0.00015310	$45,930.00
	Equity	Primary Offering: Brazilian Depositary Receipts	457(k)	75,000,000(3)	$0.02	$1,500,000(4)	0.00015310	$229.65
	Equity	Primary Offering: Common Stock, par value $0.001 per share	457(c)	1,500,000	$5.22(5)	$7,830,000	0.00015310	$1,198.77
	Equity	Selling Securityholder: Common Stock, par value $0.001 per share	457(c)	9,000,000(6)	$5.22 (5)	$46,980,000	0.00015310	$7,192.64
Fees Previously Paid

	Total Offering Amounts							$54,551.06
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$54,551.06

 (1) The amount to be registered consists of up to $300,000,000 aggregate offering price of an indeterminate amount of common stock, including in the form of Brazilian Depositary Receipts (“BDRs”), and debt securities of the registrant. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(2) The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3) The amount to be registered consists of up 75,000,000 BDRs that may be issued from time to time against deposits of shares of our common stock with the depositary agent for the BDR program.

(4) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(k), such estimate is computed on the basis of the maximum aggregate fees or charges to be imposed in connection with the issuance of BDRs.

(5) Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The proposed maximum offering price per unit and the maximum aggregate offering price are based on the average of the $5.345 (high) and $5.10 (low) sales price of the registrant’s common stock as reported on the New York Stock Exchange on June 3, 2025, which date is within five business days prior to the filing of this registration statement.

(6) Shares of common stock registered for resale pursuant to this registration statement are shares which are to be offered by the selling securityholder named herein. In the event of a stock split, stock dividend or recapitalization involving the common stock, the number of shares registered shall automatically be adjusted to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.